Registration No. 333-51067
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        Pre-Effective Amendment No. 1 to
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933
                        APPLIED CELLULAR TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

              MISSOURI                            43-1641533
     (State or other jurisdiction of           (I.R.S. Employer
     incorporation or organization)           Identification No.)

                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Garrett A. Sullivan
                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:
                             Denis P. McCusker, Esq.
                                 Bryan Cave LLP
                             One Metropolitan Square
                         211 North Broadway, Suite 3600
                         St. Louis, Missouri 63102-2750
                                 (314) 259-2000

      Amending the Prospectus, adding additional shares and adding exhibits

                   CALCULATION OF ADDITIONAL REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
   Title of each class of     Amount to be    Proposed maximum  Proposed maximum     Amount of
securities to be registered  registered (1)  offering price peraggregate offering registration fee
                                                  unit(2)           price(2)            (3)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
  Common Stock, $.001 par
      value per share       5,181,995 shares      $3.6875         $19,467,572          $5,743
-----------------------------------------------------------------------------------------------------

(1)  In  the  original  filing,  2,871,722  shares  were  registered.   By  this
     amendment, the registrant is adding 2,310,273 shares to the registration, for an aggregate of 5,181,995 shares.

(2) Pursuant to Rule 457(b), the proposed offering price and registration fee has been calculated on the basis of the average of the high and low trading prices for the Common Stock on April 21, 1998, (in respect of the initial filing) as reported on the Nasdaq Small-Cap Market and June 5, 1998 (in respect of the shares added by this amendment) as reported on the Nasdaq National Market.

(3) An initial registration fee of $3,230 was paid at the time of the original registration, and an additional $2,513 has been paid with respect to the 2,310,273 shares being added by this amendment, calculated as indicated in
     Note 2 above.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1998

                             PRELIMINARY PROSPECTUS

                               [GRAPHIC OMITTED]


                                5,181,995 Shares


                          APPLIED CELLULAR TECHNOLOGY

                                  Common Stock


     This Prospectus relates to the proposed sale from time to time of up to 5,181,995 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of Applied Cellular Technology, Inc., a Missouri corporation (the "Company"), in the amount and in the manner and on terms and conditions described herein, by the Selling Shareholders. See "Selling Shareholders." The Selling Shareholders may sell the Shares in one or more transactions (which may include "block transactions") on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders may also pledge certain of the Shares from time to time, and this Prospectus also relates to any sale of Shares that might take place following any foreclosure of such a pledge. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders and will bear all the expenses incurred in connection with registering this offering of the Shares.

     The Shares have been or will be issued by the Company from time to time (a) in various acquisition transactions, (b) in consideration for services rendered, including services under employment agreements and employee bonuses, or (c) on the exercise of warrants previously issued by the Company, all as described herein. See "Selling Shareholders." The registration of the Shares has been effected pursuant to agreements entered into by the Company with the Selling Shareholders. Although such registration will allow the sale of the Shares by the Selling Shareholders from time to time as described herein, the Company believes that the Selling Shareholders do not currently intend to sell all or substantially all of the Shares.

     The Common Stock of the Company is listed on the Nasdaq National Market under the symbol "ACTC." On June 5, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $3.6875 per share. See "Price Range of Common Stock." --------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 4 IN THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------
               The date of this Prospectus is ____________, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market, and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (filed with the Commission on March 30, 1998).


     2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (filed with the Commission on May 14, 1998); and


     3. the Company's Registration Statement on Form 8-A filed on May 5, 1995, registering the Company's Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person to Applied Cellular Technology, Inc., 1866 North Deffer Drive, Nixa, Missouri 65714; Attention: Kay Langsford, Corporate Controller (telephone: (417) 725-9888.)


     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                TABLE OF CONTENTS


               Available Information............................2
               Incorporation Of Certain Documents By Reference..2
               Risk Factors.....................................4
               The Company......................................6

               Selling Shareholders.............................7
               Information Concerning Capital Stock............11
               Plan Of Distribution............................12
               Legal Matters...................................12
               Experts.........................................12

                                  RISK FACTORS

     In addition to the other information contained herein, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the Common Stock offered hereby.

Uncertainty of Future Financial Results

     While the Company has been profitable for the last three fiscal years, future financial results are uncertain. There can be no assurance that the Company will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's various marketing programs, the maintenance or reduction of expense levels and the ability of the Company to successfully coordinate the efforts of the different segments of its business.

Future Sales of and Market for the Shares


     As of June 5, 1998, the Company had 28,344,116 shares of Common Stock outstanding. The Shares to which this Prospectus relates consist of 5,181,995 outstanding shares of Common Stock subject to certain restrictions on transfer. Since January 1, 1998, the Company has issued an aggregate of 7,686,845 shares of common stock, of which 6,562,314 shares were issued in acquisitions, 850,000 shares were issued upon the exercise of warrants, 100,000 shares were sold to an officer of the Company, and 174,531 shares were issued for services rendered, including services under employment agreements and employee bonuses.



     Management of the Company anticipates that the Company will continue to effect acquisitions and contract for certain services primarily through the issuance of Common Stock or other equity securities of the Company. Such issuances of additional securities may be viewed as being dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

Risks Associated with Acquisitions and Expansion



     The Company has engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to the lines of business carried on by the Company, and it is anticipated that such acquisitions will continue to occur. As of March 31, 1998, the total assets of the Company were approximately $73.1 million. As of December 31, 1997, the total assets of the Company were approximately $61.3 million, compared to approximately $33.2 million at December 31, 1996 and approximately $4.1 million at the end of 1995. Net operating revenues for the year ended December 31, 1997 were approximately $103.2 million compared to approximately $19.9 million in 1996 and $2.3 million in 1995. Managing these dramatic changes in the scope of the business of the Company will present ongoing challenges to management, and there can be no assurance that the Company's operations as currently structured, or as affected by future acquisitions, will be successful. The businesses acquired by the Company may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to the Company. It is the Company's policy to retain existing management of acquired companies and to allow the new subsidiary to continue to operate in the manner which has resulted in its success in the past, under the overall supervision of senior management of the Company. Accordingly, the success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.



Competition

     Each segment of the Company's business is highly competitive, and it is expected that competitive pressures will continue. Many of the Company's competitors have far greater financial and other resources than the Company. The areas which the Company has identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States. There can be no assurance that the

Company will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

Dependence on Key Individuals

     The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees. The Company is organized with a small senior management team, with each of its separate operations under the day-to-day control of local managers. If the Company were to lose the services of any members of its central management team, the overall operations of the Company could be adversely affected, and the operations of any of the individual facilities of the Company could be adversely affected if the services of the local managers should be unavailable.

Lack of Dividends on Common Stock; Issuance of Preferred Stock

     The Company does not have a history of paying dividends on its Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. The Company intends to use any earnings which may be generated to finance the growth of the Company's businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences as to payment of dividends.

Potential Conflicts of Interests

     Mr. Richard Sullivan, the Chief Executive Officer of the Company, is also Chairman of Great Bay Technology, Inc. and Managing General Partner of the Bay Group. Both these companies conduct business with the Company, and receive compensation from the Company for various services, including assistance in identifying potential acquisition candidates and in negotiating acquisition transactions. The relationships among such companies, Mr. Sullivan and the Company may involve conflicts of interest.

Possible Volatility of Stock Price


     The Common Stock is quoted on the Nasdaq National Market, which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as the significant changes to the business of the Company resulting from continued acquisitions and expansions, quarterly fluctuations in the financial results of the Company, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in the same market sectors as the Company and the performance of the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially. During the 12 months preceding the date of this Prospectus, the price per share of the Common Stock has ranged from a high of $9-3/4 to a low of $2-5/8.


Forward-Looking Statements and Associated Risk

     This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the Company's business and demographics and (iii) the Company's ability to successfully integrate the business operations of recently acquired companies. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, regulatory, competitive or other economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will be accurate.

                                   THE COMPANY


     The Company is a builder of  infrastructure  services and solutions for the
communications  industry.   During  the  first  quarter  of  1998,  the  Company
reorganized its business into four groups:

ACT Communications Group

     This group consists of companies that provide products and services including telephone systems, computer telephony, interactive voice response systems, flat rate extended area calling services, long distance and local telephone services, digital satellite services, networking services and the construction of Microwave, cellular and digital towers.

ACT Software and Services Group

      This group consists of companies that develop and market software products and services for wireless-enabled applications, data acquisition, decision support, point of sale and multi-function peripheral devices.

ACT Computer Group

     This group consists of companies that provide leasing, re-marketing, components, peripherals, parts-on-demand, consulting and business continuity services for mainframe, midrange and PC systems for industrial, commercial and retail organizations.

ACT Specialty Manufacturing Group

      This group consists of companies that manufacture analog and digital industrial temperature controls, analog and digital electrical products, factory automation controls, environmental systems and satellite controllers, modems and positioning systems for data broadcasting.

     The largest part of the Company's current operations are the result of acquisitions completed during the last two years. During 1995, the net operating revenues of the Company were $2.3 million. For 1996, net operating revenues were $19.9 million, of which almost $14 million was from the Company's then services and solutions segment. In 1997, the Company completed 14 additional acquisitions, of companies whose aggregate net revenues for 1997 were $62.4 million, or 60.5% of the Company's total revenues of $103.2 million in 1997. Since January 1, 1998, the Company has completed five additional acquisitions of companies whose aggregate net revenues for 1997 were $54.0 million.

     The principal office of the Company is located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida, 33480. Each operating business is conducted through a separate subsidiary company directed by its own management team, and each subsidiary company has its own marketing and operations support personnel. Each management team reports to a Group Vice President and ultimately to the Company's President, who is responsible for overall corporate control and coordination, as well as financial planning. The Chairman is responsible for the overall business and strategic planning of the Company.

                              SELLING SHAREHOLDERS

     The following table sets forth information regarding the ownership of the Common Stock by the Selling Shareholders as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby.


     The Shares have been or will be issued by the Company from time to time (a) in various acquisition transactions, (b) in consideration for services rendered, including services under employment agreements and employee bonuses, or (c) on the exercise of warrants previously issued by the Company, all as described in the footnotes to the following table. The registration of the Shares has been effected pursuant to agreements entered into by the Company with the Selling Shareholders. Although such registration will allow the sale of the Shares by the Selling Shareholders from time to time as described herein, the Company believes that the Selling Shareholders do not currently intend to sell all or substantially all of the Shares.


     The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders.

                                                                                                 Ownership After
                                             Ownership Prior to The      Number of Shares        The Offering if
           Selling Shareholder                      Offering              Offered Hereby       all Shares are Sold
------------------------------------------  -------------------------  ----------------------  --------------------
                                               Shares           %                                  Shares     %

Sherri Sheerr                                    195,284        *            36,933   (1)          158,351    *
Harvey H. Newman                                 256,872        *            21,325   (2)          235,547    *
Martin D. Zuckerman                              246,797        *            20,488   (2)          226,309    *
Edward L. Cummings                                49,200        *            21,221   (3)           27,979    *
Marc Sherman                                     478,918      1.69%         184,117   (4)          294,801  1.04%
Charles Newman                                    10,453        *             5,453   (5)            5,000    *
Barry S. Hanburger                                 5,000        *             5,000   (6)                0   --
Michael Stalteri, Jr.                                500        *               500   (6)                0   --
Edelson Technology Partners II, LP               948,274      3.35%         623,223   (7)          325,051  1.15%
James Folts                                        2,597        *             2,597   (8)                0   --
Mark Crowley                                       9,284        *             3,103   (8)            6,181    *
Mark Gilles                                        1,297        *               434   (8)              863    *
David Hagedorn                                       648        *               216   (8)              432    *
Todd S. Larchuk                                    1,038        *               347   (8)              691    *
Vincent Ravo                                       9,284        *             3,103   (8)            6,181    *
Matthew Runo                                         778        *               260   (8)              518    *
4C Ventures                                      122,400        *            40,910   (8)           81,490    *
RH Investment Group No. 1                          8,356        *             2,793   (8)            5,563    *
Michael Epstein                                   23,311        *             7,791   (8)           15,520    *
Roger W. Miller                                   24,325        *             7,630   (8)           16,695    *
Ian G. Miller Trust                                1,465        *               489   (8)              976    *
Helen E. Miller Trust                                371        *               124   (8)              247    *
Lee Katherine Miller Trust                           371        *               124   (8)              247    *
Charles W. Miller Trust                              371        *               124   (8)              247    *
Nicholas J. Miller Trust                             371        *               124   (8)              247    *
Ludwig Kapp                                       65,156        *            21,777   (8)           43,379    *
Gordon B. Pattee                                   5,900        *             1,970   (8)            3,930    *
Anne L. Pattee                                     5,903        *             1,975   (8)            3,928    *
Dorothy E. Pattee                                 23,607        *             7,890   (8)           15,717    *


                                      -7-

Douglas Kemmerer                                     519        *               174   (8)              345    *
Bonnie Jennings                                        4        *                 1   (8)                3    *
Scott Cusins                                          65        *                22   (8)               43    *
Tara Mezzanotte                                        5        *                 2   (8)                3    *
Tracy Mocha                                          195        *                65   (8)              130    *
Ron Williamson                                        13        *                 4   (8)                9    *
John F. Reap                                      26,316        *            13,140   (8)           13,176    *
Edward Feldman                                    30,569        *            10,217   (8)           20,352    *
Elizabeth B. & Dean C. Lennox, Joint
  Tenants                                         30,484        *            10,188   (8)           20,296    *
George S. & Carol C. Anton, Joint Tenants
                                                  10,867        *             3,632   (8)            7,235    *
Suzann E. & Michael S. Nielsen, Joint
  Tenants                                          2,440        *               816   (8)            1,624    *
Brian J. & Jeanne K. Daly, Joint Tenants
                                                  12,697        *             4,243   (8)            8,454    *
William H. McEvoy                                    566        *               189   (8)              377    *
Robert W. Long                                       674        *               225   (8)              449    *
Scott Bartolett                                    6,209        *             2,075   (8)            4,134    *
Jo Ann & Anthony J. Nicoletti, Joint
  Tenants                                             26        *                 9   (8)               17    *
Claire L. & Thomas A. Frew, Joint Tenants
                                                      13        *                 4   (8)                9    *
Debora Adams                                         401        *               134   (8)              267    *
Alice Christensen                                    389        *               130   (8)              259    *
Karen L. Murphy                                      401        *               134   (8)              267    *
David Schafer                                        401        *               134   (8)              267    *
Kevin M. Stewart                                     316        *               106   (8)              210    *
Donald P. Proefrock                                   38        *                13   (8)               25    *
Albert V. & Diane J. Narusberg, Joint
  Tenants                                             38        *                13   (8)               25    *
Michael S. Andison                                56,248        *            56,248   (9)                0   --
James G. Knight                                   56,248        *            56,248   (9)                0   --
Georges H. Roy                                    56,248        *            56,248   (9)                0   --
M.L. Carole Boisvert                                 517        *               517   (9)                0   --
Johna L. Giraldi                                     517        *               517   (9)                0   --
J. Daniel Grondin                                    517        *               517   (9)                0   --
Edward Lorinz                                        388        *               388   (9)                0   --
Ronald M. Kaplan                                  61,867        *            43,663   (10)          18,204    *
Sanne Trust Company Limited as Trustee of
  the Smith Trust                                663,656      2.34%         657,598   (11)           6,058    *
Melvin Barmat                                      2,619        *             2,619   (11)               0   --
Stephen Kinglsey Barton                            3,060        *             3,060   (11)               0   --
Lawrence Jan Martin Smith                         15,863        *             9,777   (11)           6,086    *
Susan Mary Smith                                  15,863        *             9,777   (11)           6,086    *
MTI Nominees, Ltd.                               333,623      1.18%         172,918   (11)         160,705    *
Geoffrey John Walker                              77,291        *            40,060   (11)          37,231    *
Peter Martin Terrell                              12,576        *             6,518   (11)           6,058    *
Robert Bernard Michaelson                         24,774        *            12,840   (11)          11,934    *
D. J. Davis                                        2,386        *             2,386   (12)               0   --
R. Kevin O'Keefe                                  10,740        *            10,740   (12)               0   --
Andrew Hidalgo                                     1,000        *             1,000   (13)               0   --
Larry Wasielewski                                 41,000        *            10,000   (14)          31,000    *


                                      -8-

Gary A. Gray                                      30,900        *            10,000   (15)          20,900    *
Hayden, Buczek & Associates                       23,500        *            15,500   (16)           8,000    *
Merra, Kanakis, Creme & Mellor, PC.
                                                   2,955        *             2,015   (16)             940    *
Dana Barbera                                       1,663        *             1,663   (16)               0   --
Markus W. Pope                                     1,263        *             1,263   (16)               0   --
Andrew B. Werderman                                  376        *               376   (16)               0   --
Roger Nation                                       1,000        *             1,000   (16)               0   --
John Beasley                                       4,462        *             4,462   (16)
Ralph E. Davies                                   71,432        *            15,152   (17)          56,280    *
William A. Husa                                   15,152        *            15,152   (17)               0   --
Michael A. Erickson                              229,017        *            76,281   (18)         152,736    *
Joel L. Owens                                      7,467        *             7,467   (19)               0   --
James A. Fath                                        667        *               667   (20)               0   --
Robert A. Buchanan                                   222        *               222   (20)               0   --
Jamie P. Owens                                       667        *               667   (20)               0   --
Jeanne M. Lechner                                    667        *               667   (20)               0   --
Donna W. Pizarro                                 168,556        *            42,723   (21)         125,833    *
John K. Murray                                   485,651      1.71%         100,000   (22)         385,651  1.36%
Anat Ebenstein                                    22,075        *            22,075   (23)               0   --
Sidney Karp                                       22,075        *            22,075   (23)               0   --
Capital Alliance Corporation                     127,770        *            22,075   (24)         105,695    *
David C. Gerber                                  845,364      3.98%         845,364   (24)               0   --
Toby J. Quesinberry                              339,427      1.20%         339,427   (24)               0   --
Albert F.. Butters, Jr.                          230,554        *           230,554   (24)               0   --
James R. Millerberg                              143,456        *           143,456   (24)               0   --
William A. Forkner                                37,857        *            37,857   (25)               0   --
Erich Nigl                                        25,000        *            25,000   (26)               0   --
Carl C. Saracino                                  10,000        *            10,000   (26)               0   --
Paul Pappas                                      193,939        *           193,939   (27)               0   --
Maple Business Consultants, Inc.                   9,697        *             9,697   (28)               0   --
Great Bay Technology, Inc.                       970,127      3.42%         600,000   (29)         370,127  1.31%
The Bay Group                                    294,614      1.04%         101,349   (30)         193,265    *
I. W. Miller & Co., Inc.                          50,000        *            50,000   (31)               0   --
Scott Kelley                                      12,500        *            12,500   (31)               0   --
                                             ============               ============           ============
Total                                          8,438,850                  5,181,995              3,256,855
                                             ============               ============           ============

---------------------------------------------
*      Represents ownership of less than one percent.





(1) Includes (a) 14,335 shares of Common Stock received pursuant to the "price protection" provision in the Agreement, of Sale in connection with the acquisition by Universal Commodities Corp., a subsidiary of the Company, of an 80% interest in Cybertech Station, Inc.; and (b) 22,598 shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among the Company, the Selling Shareholder and Cybertech Station, Inc.

(2) Represents shares of Common Stock received pursuant to the "price protection" provision in the Agreement of Sale in connection with the acquisition by Universal Commodities Corp., a subsidiary of the Company, of an 80% interest in PPL, Ltd.

(3) Includes (a) 1,221 additional shares of Common Stock received as a finder's fee pursuant to the "price protection" provisions in the Agreements of Sale in connection with the acquisition by Universal Commodities Corp., a subsidiary of the Company, of 80% interests in Cybertech Station, Inc. and PPL, Ltd., and (b) 20,000 shares received as a bonus.

(4)  Includes (a) 152,896  shares  received  pursuant to the deferred  "earnout"
     provision in the Agreement of Sale in connection with the Company's acquisition of an 80% interest in Universal Commodities Corp. in 1996, (b) 1,221 additional shares of Common Stock received as a finder's fee pursuant to the "price protection" provisions in the Agreements of Sale in connection with the acquisition by Universal Commodities Corp., a subsidiary of the Company, of 80% interests in Cybertech Station, Inc. and PPL, Ltd., and (c) 30,000 shares received as a bonus. Mr. Sherman is President of Universal Commodities Corp.

(5) Includes (a) 453 additional shares of Common Stock received as a finder's fee pursuant to the "price protection" provisions in the Agreement of Sale in connection with the acquisition by Universal Commodities Corp., a subsidiary of the Company, of an 80% interest in PPL, Ltd., and (b) 5,000 shares received as a bonus.

(6)  Represents shares of common stock received as a bonus.

(7) Includes (a) 163,179 shares of Common Stock received pursuant to the "price protection" provision in the Agreement of Sale in connection with the Company's acquisition of a 100% interest in Alacrity Systems, Inc., and (b) 460,044 shares of Common Stock received pursuant to the Company's acquisition of an 88.82% interest in Canadian Network Services, Inc., effective as of October 1, 1997.

(8) Represents additional shares of Common Stock received pursuant to the "price protection" provision in the Agreement of Sale in connection with the Company's acquisition of a 100% interest in Alacrity Systems, Inc.

(9) Represents shares of Common Stock received pursuant to the Company's acquisition of the remaining 11.18% interest in Canadian Network Services, Inc., effective as of January 1, 1998.

(10) Represents (a) 9,138 additional shares of Common Stock received as a finder's fee pursuant to the "price protection" provisions in the Agreement of Sale in connection with the Company's acquisition of a 100% interest in Alacrity Systems, Inc., and (b) 34,525 shares of Common Stock received as a finder's fee pursuant to the Company's acquisition of a 100% interest in Canadian Network Services, Inc.

(11) Represents additional shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among the Company, the Selling Shareholders and Signal Processors Limited.

(12) Represents additional shares of Common Stock received as a finder's fee pursuant to the "earnout" provision in the Agreement of Sale among the Company, the Selling Shareholders and Signal Processors Limited.

(13) Represents shares of Common Stock received pursuant to Mr. Hidalgo's employment agreement with the Company's subsidiary, Alacrity Systems, Inc.

(14) Represents shares of Common Stock received pursuant to Mr. Wasielewski's employment agreement with the Company's subsidiary, ACT Automotive Group, Inc.

(15) Represent shares of Common Stock received as additional compensation in connection with Mr. Gray's appointment as president of the Company's subsidiary, Atlantic Systems, Inc.

(16) Represents shares of Common Stock received for services rendered.

(17) Represents shares of Common Stock received as a finder's fee in connection with the Company's acquisition of a 100% interest in C.T. Specialists, Inc. in 1997.

(18) Includes (a) 67,200 additional shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among the Company, the Selling Shareholders and Norcom Resources, Inc., and (b) 9,081 shares received pursuant to the bonus provision in Mr. Erickson's employment agreement, after allocating 2,223 of such shares to employees of Norcom Resources, Inc.

(19) Represents shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among the Company, the Selling Shareholders and Norcom Resources, Inc., Inc.

(20) Represents shares of Common Stock received from Michael Erickson as a bonus
     - see Note 17 above. (21) Represents shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among the Company, the Selling Shareholder and Pizarro Re-Marketing, Inc.

(22) Represents 100,000 shares out of a total of 485,651 shares of Common Stock received pursuant to the Company's acquisition of 100% of the outstanding common stock of Information Products Center, Inc., effective as of January 1, 1998.

(23) Represents shares of Common Stock received pursuant to the Company's acquisition of 100% of the outstanding common stock of Information Products Center, Inc., effective as of January 1, 1998.

(24) Represents shares of Common Stock received pursuant to the Company's acquisition of 100% of the outstanding common stock of The Fromehill Company effective as of January 1, 1998.

(25) Represents shares of Common Stock received as a find er's fee pursuant to the Company's acquisition of 100% of the outstanding common stock of The Fromehill Company, effective as of January 1, 1998.

(26) Represents shares of Common Stock received pursuant to the acquisition by Universal Commodities Corp., a subsidiary of the Company, of 80% of the outstanding common stock of Service Transport Company, effective as of April 1, 1998.

(27) Represents shares of Common Stock received pursuant to the acquisition by Universal Commodities Corp., a subsidiary of the Company, of 80% of the outstanding common stock of Blue Star Electronics, Inc., effective as of April 1, 1998.

(28) Represents shares of Common Stock received as a finder's fee pursuant to the acquisition by Universal Commodities Corp., a subsidiary of the Company, of 80% of the outstanding common stock of Blue Star Electronics, Inc., effective as of April 1, 1998.

(29) Represents shares of Common Stock underlying Class S warrants issued to Great Bay Technology, Inc. ("Great Bay") at an exercise price of $2.00 per share in consideration for Great Bay having exercised its N warrants at an exercise price of $2.00 per share. Great Bay is controlled by Richard J. Sullivan, Chairman and Chief Executive Officer of the Company.

(30) Represents shares of Common Stock issued to The Bay Group in connection with investment banking services in regard to the Company's acquisition of CT Specialists, Inc., Canadian Network Services, Inc., Information Products Center, Inc. and The Fromehill Company. The Bay Group is controlled by Richard J. Sullivan, Chairman and Chief Executive Officer of the Company.

(31) Represents shares of Common Stock issueable under the terms of an Agreement for Mergers and Acquisition Services to be provided by the I.W. Miller Company to the Company during 1998. Additionally, 62,500 shares of Common Stock will be issued in December 1998 under the terms of the agreement.


                      INFORMATION CONCERNING CAPITAL STOCK

     The Company's Amended and Restated Articles of Incorporation authorizes the issuance of up to 40,000,000 shares of Common Stock and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and on such terms as are specified by the Company's Board of Directors, without further authorization from the stockholders of the Company.

     As of June 5, 1998, there were outstanding 28,344,116 shares of Common Stock and 7,000 shares of Preferred Stock, par value $10 per share, redemption value $100 per share.

     As of June 5, 1998, (i) there were outstanding warrants to purchase 1,836,500 shares of Common Stock at a weighted average exercise price of $2.92 per share, and (ii) options held by employees of the Company to purchase 4,667,100 shares of Common Stock at a weighted average exercise price of $3.45 per share. All of the warrants are currently exercisable. Of the outstanding options, 705,000 are now exercisable at a weighted average exercise price of $4.44 per share, and the rest become exercisable at various times over the next three years.

     The Company's Common Stock trades on the Nasdaq National Market under the symbol "ACTC." The following table sets forth the high and low sale prices of the Common Stock as reported by the Nasdaq National Market for each of the quarters since the beginning of 1996.

                                        High            Low
                                        ----            ---
      1996
            First Quarter.........       6-7/8          2-3/4
            Second Quarter........       9-1/8          4
            Third Quarter.........       7-7/8          3-3/4
            Fourth Quarter........       7-3/8          4-1/2
         1997
            First Quarter.........       5-7/8          4
            Second Quarter........       4-3/8          2-5/8
            Third Quarter ........       8-3/4          3-1/16
            Fourth Quarter .......       9-3/4          3-15/16


      1998
            First Quarter ........       5-1/2          4-1/32
            Second Quarter
              (through June 5, 1998)     4-7/8          3-13/32

     On June 5, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $3.6875. As of June 1, 1998, there were approximately 1,140 shareholders of record of the Common Stock and approximately 4,950 beneficial shareholders.


                              PLAN OF DISTRIBUTION


     The Selling Shareholders may sell the Shares offered hereby in one or more transactions (which may include "block" transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders may also pledge certain of the Shares from time to time, and this Prospectus also relates to any sale of Shares that might take place following any foreclosure of such a pledge. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.


     The Company will receive no portion of the proceeds from the sale of the Shares and will bear all of the costs relating to the registration of this Offering (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Selling Shareholders.


                                  LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri.


                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been audited by Rubin, Brown, Gornstein & Co. LLP, independent public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby**:

         SEC Registration Fee ....................... $     5,743
         Accounting Fees and Expenses................       2,500 *
         Legal Fees and Expenses.....................      10,000 *
         Miscellaneous Expenses......................       4,270 *
                                                       -----------
                     Total .......................... $    22,513 *
                                                       ===========
-------------
*    Estimated

** The Selling Shareholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 15.  Indemnification of Directors and Officers.

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

     The bylaws of the Company provide that the Company shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Company who has served as a director, officer, employee or agent of the Company or, at the Company's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

     See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Palm Beach, State of Florida, on June 10, 1998.


                               APPLIED CELLULAR TECHNOLOGY, INC.

                               By:         /S/ DAVID A. LOPPERT
                                 David A. Loppert, Vice President, Treasurer and
                                            Chief Financial Officer

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                     Title                     Date
         ----------              -----------------             ---------

                           Chairman of the Board of Directors,
                             Chief Executive Officer and
                             Secretary(Principal Executive
 /S/ RICHARD J. SULLIVAN     Officer)                         June 10, 1998
-------------------------
 (Richard J. Sullivan)
                           President and Director (Principal
                           Operating Officer)                 June 10, 1998
 /S/ GARRETT A. SULLIVAN
-------------------------
 (Garrett A. Sullivan)

                           Vice President, Treasurer and Chief
                             Financial Officer (Principal
                             Accounting Officer)             June 10, 1998
  /S/ DAVID A. LOPPERT
-------------------------
   (David A. Loppert)


                           Director                          June 10, 1998
  /S/ ANGELA M. SULLIVAN
-------------------------
  (Angela M. Sullivan)

                           Director                          June 10, 1998
  /S/ DANIEL E. PENNI
-------------------------
   (Daniel E. Penni.)

                           Director                          June 10, 1998
  ARTHUR F. NOTERMAN*
-------------------------
  (Arthur F. Noterman)





                  * By:      /S/ DAVID A. LOPPERT
                          ----------------------------
                                David A. Loppert
                                Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number                              Description

4.1 Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-37713) filed with the Commission on November 19,
     1997)

4.2  Amended and Restated Bylaws of the Company dated March 31, 1998 *

5.1  Opinion of Bryan Cave LLP regarding the validity of the Common Stock

23.1 Consent of Rubin, Brown, Gornstein & Co. LLP

23.2 Consent of Bryan Cave LLP (included in Exhibit 5.1)

------------

* Previously filed